Exhibit 99.2

Microbot Medical Enhances Strategic Focus on its Endovascular Solutions

Suspending Development of SCS and Evaluating Alternatives for SCS Assets

HINGHAM, Mass., October 11, 2022 – Microbot Medical Inc. (Nasdaq: MBOT) has announced that, following the recent acquisition of the endovascular assets of Nitiloop Ltd. along with other significant developments regarding the LIBERTY® Robotic System, including the commencement of its GLP animal trial, the rising interest in the LIBERTY® Robotic System by global Key Opinion Leaders (KOLs) joining its Scientific Advisory Board (SAB) and anticipated regulatory milestones, including initiation of its First-in-Human (FIH) trial, it has made the strategic decision to suspend the continued research and development of its Self-Cleaning Shunt (SCS) project, effective immediately. The Company is planning to focus its strategic efforts on the growing endovascular space and advancing the LIBERTY Robotic System to achieve its regulatory and commercial milestones, as well as expanding the LIBERTY ecosystem.

The SCS generally performed as expected during testing, both internally and externally, and the Company believes it continues to have potential clinical value as evidenced by the pre-clinical data submitted to the U.S. Food & Drug Administration (FDA), which allowed the Company to successfully apply for the Early Feasibility Study program administered by the FDA. However, the conflicting commercialization pathways between LIBERTY and the SCS due to different hospital call points, and the anticipated lengthier regulatory process of the SCS, led the Company to believe that focusing its strategic efforts on the LIBERTY Robotic System will provide the Company with a greater opportunity for success and future growth. The Company’s plans are to explore opportunities with the SCS assets with the focus on maximizing shareholders value, which may include seeking buyers for the assets, entering into joint ventures, licensing arrangements, spinning-off the assets into a new operating company or discontinue the project altogether.

LIBERTY Robotic System Milestones through 2023

The Company has executed all of its primary objectives for the LIBERTY Robotic System in 2022 thus far, including the FDA pre-submission, commencement of the GLP animal study and the continued enhancement of its clinical infrastructure in the U.S. and Europe. As a result, the Company believes it is on target to execute the following milestones through the end of 2023, in addition to those that continue to strengthen the Company’s position, such as its IP portfolio and internal core capabilities.

●	Complete follow-up of the previously disclosed GLP animal study and publish data on the study.

●	Submit a follow-up FDA Pre-Submission package to align to the FDA’s required next steps.

●	Initiate the engagement process, including IRB, of the first-in-human clinical sites, with a goal of exploring multiple sites in the U.S. and Europe for the conduct of the trial.

●	Commence the first-in-human trial.

●	Prepare for FDA submission.

“The decision to suspend the development of the Self-Cleaning Shunt program was not an easy one to make, especially since the novel technology has demonstrated great promise for the treatment of Hydrocephalus and NPH and has the potential to offer a meaningful solution to those suffering from these diseases, as well as their families. However, we have an obligation to our stakeholders and the Company believes it is the appropriate path to take so we can enhance our focus to ensure we continue to meet meaningful milestone of the LIBERTY Robotic System,” commented Harel Gadot, Chairman, CEO and President. “We expect that the increased momentum of the LIBERTY Robotic System, and the timely execution of the near-term milestones, will allow us to enter 2023 with strategic focus as we progress towards our primary goal of commercializing the LIBERTY Robotic System.”

About Microbot Medical Inc.

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements as to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate LIBERTY and other existing and future technologies, risks relating to the Company’s evaluation and the ultimate success of any alternatives to the continued development of the SCS including any successful sale, joint venture, spin-off, license or other alternative, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754